BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON NOVEMBER 22, 2017

1.            Date, Time and Place: Held on November 22, 2017, at 2h00pm, at Rua Amauri, 513, Morumbi room, São Paulo, SP.

2.            Summons and Presence: The summons was duly made within the terms of article 21 of the Bylaws of Company, with the presence of the majority of the members of the Board of Directors: Mr. Abilio dos Santos Diniz, Mrs. Flávia Buarque de Almeida, Sr. José Carlos Reis de Magalhães Neto, represented by Mrs. Flávia Almeida, pursuant the article 22 of the Bylaws, Mr. Luiz Fernando Furlan, Mr. Marcos Guimarães Grasso, Mr. Francisco Petros Oliveira Lima Papathanasiadis, Mr. Walter Fontana Filho and Walter Malieni Jr.

3.            Presiding Board: Chairman: Abilio dos Santos Diniz. Secretary: Larissa Brack.

4.            Agenda: (i) Hiring and election the new CEO Global of the Company.

5.            Subjects and Resolutions: The members of the Board of Directors have approved, unanimously and without reservations, draw up and release this minutes in the summary form. The following decisions were taker after the analysis of the subject included in the agenda:

5.1.       Hiring the new CEO Global: Mrs. Flávia Almeida started the meeting reporting to the members of the Board of Directors the recruitment and selection process carried out by the consulting firm Spencer Stuart, followed by the Search Committee and presented the line of activities carried out from August 31, 2017 to the present date. Mr. Ricardo Rocco, partner of Spencer Stuart, presented the summary of the evaluations of the finalists, and sequentially, the finalists were invited by the Board of Directors to give a brief presentation on their professional experiences.

Ao final, os membros do Conselho de Administração aprovaram, por maioria de votos dos presentes, nos termos do parágrafo 7º do Artigo 21 do Estatuto Social da Companhia, a contratação e eleição do Sr. José Aurélio Drummond Jr. para exercer a função de Diretor Presidente Global da Companhia, que será empossado em até 30 dias nos termos do parágrafo 1º do artigo 149 da Lei das Sociedades por Ações e definiram as bases de sua remuneração, cujo teto será a remuneração do atual CEO.

Os Srs. Francisco Petros e Walter Malieni registraram seus votos contrários à presente deliberação.

Minutes of the Extraordinary Meeting of the Board of Directors held on November 22, 2017.

BRF S.A.

Publicly Held Company

CNPJ/MF Nº 01.838.723/0001-27

NIRE 42.300.034.240

CVM 1629-2

MINUTES OF THE EXTRAORDINARY MEETING OF THE BOARD OF DIRECTORS

HELD ON NOVEMBER 22, 2017

At the end, the members of the Board of Directors approved, by a majority vote of those present, pursuant to paragraph 7 of Article 21 of the Company's Bylaws, the hiring and election of Mr. José Aurélio Drummond Jr. to perform a function of Chief Executive Officer Global of the Company, that will take office in within 30 days under the terms of paragraph 1 of article 149 of the Brazilian Corporation Law and have defined the bases of his remuneration, which limit will be the current CEO remuneration.

Mrs. Francisco Petros and Walter Malieni register their votes contrary to this resolution.

6.            Documents Filed at the Company: The documents related to the agenda that supported the resolutions taken by the members of the Board of Directors and/or information presented during the meeting were filed at the Company´s head office.

7.            Closing: There being no other matters to be discussed, the Chairman declared the meeting closed, during which time the present minutes were drawn up and, having been read and found correct, were signed by all those present.

I certify that the present minutes are an accurate true copy of the original which is filed in Book Number 6 of the minutes of the Ordinary and Extraordinary Meetings of the Company´s Board of Directors.

São Paulo, November 22, 2017.

Larissa Brack Secretary

Minutes of the Extraordinary Meeting of the Board of Directors held on November 22, 2017.